                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e) (2) )
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             MANNATECH, INCOPORATED
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in its Charter

--------------------------------------------------------------------------------
      Name of Person(s) Filing Proxy Statement if other than the Registrant

Payment of Filing Fee (Check Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

   (5) Total fee paid:
--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
--------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

   (3) Filing Party:
--------------------------------------------------------------------------------

   (4) Date File:
--------------------------------------------------------------------------------

[ LOGO ] Mannatech Incorporated




April 26, 2002


To Our Shareholders:

      We are pleased to invite you to attend Mannatech's 2002 annual shareholders' meeting to be held Tuesday, June 4, 2002, at 9:00 a.m. Central Daylight Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas. We have enclosed with this letter:

      o     an official notice of our annual shareholders' meeting;

      o a pamphlet with frequently asked questions about our annual shareholders' meeting;

      o a proxy statement that describes the matters to be considered and acted upon at our annual shareholders' meeting;

      o     our 2001 annual shareholders' report; and

      o a proxy-voting card that will instruct you on how to cast your vote. PLEASE CAREFULLY REVIEW THE ENCLOSED VOTING INSTRUCTIONS, AS THEY MAY BE DIFFERENT DEPENDING ON WHETHER YOU HAVE DIRECT OR BENEFICIAL OWNERSHIP OF YOUR SHARES.

      Your vote is important to us, regardless of the number of shares that you hold. Whether or not you plan to attend our annual shareholders' meeting, we urge you to cast your vote, prior to the meeting, on the Internet, by telephone or by signing and returning the enclosed proxy-voting card in the postage-paid envelope.

      Thank you for your ongoing support of, and continued interest in, Mannatech, Incorporated. We look forward to seeing you at our annual shareholders' meeting.


Sincerely,


/s/ Robert M. Henry
-----------------------
Robert M. Henry
Chief Executive Officer

[ LOGO ] Mannatech Incorporated




                                              ----------------------------------
                                              2002
                                              Notice of
                                              Annual Shareholders' Meeting
                                              and Proxy Statement
                                              ----------------------------------




                                              Tuesday, June 4, 2002
                                              At 9:00 a.m. Central Daylight Time
                                              Grapevine Convention Center
                                              1209 South Main Street
                                              Grapevine, Texas

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
NOTICE OF ANNUAL SHAREHOLDERS' MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
PROXY STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  General Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  Shareholders Entitled to Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  Voting by Proxy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  Direct Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  Beneficial Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  Tabulating the Votes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Solicitation of Proxy-Votes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Admission and Voting at Our Annual Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . .   5
  Shareholder Procedures for Nominating Board Members and Introducing Proposals. . . . . . . . . . .   5
PROPOSAL 1--Election of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  Classes of Our Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  Committees of Our Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Section 16(a) Beneficial Ownership Reporting Compliance. . . . . . . . . . . . . . . . . . . . . .  11
Executive Compensation and Summary Compensation Table. . . . . . . . . . . . . . . . . . . . . . . .  12
  Stock Options Granted in the Last Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values. . . . . . .  13
  Executive Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Management Bonus Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  401(k) Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  Compensation Committee Interlocks and Insider Participation. . . . . . . . . . . . . . . . . . . .  16
  Report of the Compensation Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Performance Graph. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Report of the Audit Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . . .  20
Certain Relationships and Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . .  20
  Loans to the Partners of Agritech Labs, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  Commissions Paid to William C. Fioretti. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Consulting Agreement with Samuel L. Caster . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Consulting Agreement with J. Stanley Fredrick. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Receivable and Lock-up Agreement with Charles E. Fioretti. . . . . . . . . . . . . . . . . . . . .  21
  Separation Agreements with Former Executives . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  Cancellation of Incentive Agreement and Certain Transactions with Marlin Ray Robbins . . . . . . .  22
  Commissions and Royalties Paid to Dr. Bill H. McAnalley Ph.D . . . . . . . . . . . . . . . . . . .  23
PROPOSAL 2--Ratification of the Re-Appointment of Our Independent Accountants. . . . . . . . . . . .  24
Fees Paid to Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Additional Information Available . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Appendix:
  Appendix A--Frequently Asked Questions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

                             MANNATECH, INCORPORATED
                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                           TO BE HELD ON JUNE 4, 2002


To Our Shareholders:

      The 2002 annual shareholders' meeting of Mannatech, Incorporated will be held at the Grapevine Convention Center, located at 1209 South Main Street, Grapevine, Texas, on Tuesday, June 4, 2002, at 9:00 a.m. Central Daylight Time, for the following purposes:

      o Proposal 1--To elect Directors: Dr. John Stewart Axford and Messr. Alan D. Kennedy and to re-elect Messr. Terry L. Persinger.

      o Proposal 2--To ratify the re-appointment of PricewaterhouseCoopers LLP as Mannatech's independent accountants for the year ending December 31, 2002.

      o To act upon such other matters as may properly come before the annual meeting.

      The close of business on April 9, 2002 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at our 2002 annual shareholders' meeting or any adjournment(s) thereof.

                                         By order of our Board of Directors


                                         /s/ Samuel L. Caster
                                         ---------------------
                                         Samuel L. Caster
                                         Chairman of the Board

  April 26, 2002


--------------------------------------------------------------------------------

                                    IMPORTANT

      Whether or not you expect to attend our annual shareholders' meeting, we strongly urge you to cast your vote on the Internet, by telephone or by mailing in your proxy-voting card at your earliest convenience to help ensure the presence of a quorum for our meeting and to save the expense and extra work of additional solicitation.

      PLEASE READ ALL OF THE INSTRUCTIONS IN YOUR PROXY INFORMATION PACKET AS THE INSTRUCTIONS, INTERNET ADDRESSES, TELEPHONE NUMBERS AND MAILING ADDRESSES MAY BE DIFFERENT DEPENDING ON WHETHER YOU HAVE DIRECT OR BENEFICIAL OWNERSHIP OF YOUR SHARES. To cast your vote using the proxy-voting card, simply complete the proxy-voting card, sign, date and return the enclosed proxy-voting card in the pre-addressed envelope contained in your proxy information packet. To vote your shares other than by sending in your proxy-voting card you must use the control number printed in the box on your proxy-voting card. The control number is your personal code to access the telephone and Internet voting systems.

      1. To vote using the Internet, log onto the website designated on your proxy-voting card and follow the instructions.

      2. To vote using a touch-tone telephone, call the telephone number on your proxy-voting card and follow the instructions.

   If you vote by telephone or the Internet you DO NOT need to mail your proxy-voting card. Proxy voting by any method prior to the meeting will not prevent you from attending our annual shareholders' meeting or revoking your vote and voting at our annual shareholders' meeting.

--------------------------------------------------------------------------------

                             MANNATECH, INCORPORATED
                         600 SOUTH ROYAL LANE, SUITE 200
                              COPPELL, TEXAS 75019

              PROXY STATEMENT FOR OUR ANNUAL SHAREHOLDERS' MEETING
                           TO BE HELD ON JUNE 4, 2002

GENERAL INFORMATION

      Your proxy statement is furnished to you in connection with the solicitation of votes by our Board of Directors. This proxy statement, our 2001 annual shareholders' report, a pamphlet containing frequently asked questions and your proxy-voting card are being mailed or delivered to shareholders of record on or about April 26, 2002. The list of frequently asked questions is also attached to this proxy statement as Appendix A. Unless otherwise stated, all references in this proxy statement to "Mannatech," the "Company," "us," "our" or "we" are to Mannatech, Incorporated.

SHAREHOLDERS ENTITLED TO VOTE

      Shareholders who owned common stock of Mannatech as of the close of business on April 9, 2002, the record date, are called shareholders of record and are entitled to vote at our annual shareholders' meeting. On April 9, 2002, we had 25,134,840 outstanding shares of common stock, $0.0001 par value, which is our only class of voting securities. On April 9, 2002, we had approximately 5,020 shareholders of record that held our common stock directly and approximately 126 security brokerage firms that held approximately 47.4% of our common stock on behalf of approximately 8,200 beneficial shareholders. Each shareholder is entitled to one vote for each share of Mannatech common stock held. A complete list of shareholders entitled to vote at our annual shareholders' meeting will be available for examination by our shareholders for a period of 10 days prior to our meeting. The examination should be limited to purposes pertaining to our annual shareholders' meeting. The list will be available at our corporate headquarters in Coppell, Texas, during normal business hours, from May 24, 2002 until June 3, 2002 and will also be available during our annual shareholders' meeting. A shareholder wanting to examine the list should contact our Chief Financial Officer.

VOTING BY PROXY

      Properly executed votes by proxy received prior to our annual shareholders' meeting will be counted at our annual shareholders' meeting on June 4, 2002 and at any adjournment(s) thereof. If a shareholder specifies how their proxy-vote is to be cast on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, the shareholder's vote by proxy will be voted "FOR" each of the proposals as recommended by our Board of Directors. A shareholder may revoke, at any time prior to the meeting, any executed vote by proxy by submitting a revised vote by proxy bearing a later date. A shareholder who attends our annual shareholders' meeting may request a ballot and vote in person, thereby revoking any and all prior votes by proxy; however, attendance at our 2002 annual shareholders' meeting will not automatically revoke your vote by proxy.

DIRECT OWNERSHIP

      Direct ownership means the stock certificates are in the shareholders' physical possession and that the shareholder receives all of our mailings from either our transfer agent -- EquiServe Trust Company N.A. or from our solicitor -- Georgeson Shareholder.

BENEFICIAL OWNERSHIP

      Beneficial ownership means your stock certificates were sent to your broker or you purchased shares through your broker and you receive all of our mailings from either your broker or through their solicitor, which is usually ADP Proxy Services. As a beneficial owner, you own these shares, but our transfer agent does not have access to any detailed information such as the individual names of shareholders from the various brokers. The only information our transfer agent has about shareholders owning stock through brokers is the broker's name and aggregated total number of shares held by each broker on behalf of its clients.

      EACH BROKERAGE FIRM WILL HAVE ITS OWN SET OF VOTING INSTRUCTIONS THAT MAY DIFFER FROM THE INSTRUCTIONS PROVIDED BY US OR OUR SOLICITOR. A SHAREHOLDER SHOULD READ ALL THE INFORMATION PROVIDED IN THEIR PROXY INFORMATION PACKET AND USE THE SPECIFIC VOTING INSTRUCTIONS, TELEPHONE NUMBERS, INTERNET ADDRESSES, MAILING ADDRESSES AND ENVELOPES INCLUDED IN THEIR PROXY INFORMATION PACKETS.

      If a shareholder receives more than one proxy information packet it means that shares are registered with different names or the shareholder has more than one account in which shares of Mannatech stock are held. EACH PROXY INFORMATION PACKET MAY HAVE A DIFFERENT SET OF VOTING INSTRUCTIONS, ACCOUNT AND CONTROL NUMBERS, ADDRESSES AND PHONE NUMBERS. AS A RESULT, EACH SHAREHOLDER SHOULD BE CAUTIONED TO USE ONLY THE SET OF VOTING INSTRUCTIONS, ACCOUNT AND CONTROL NUMBERS, ADDRESSES AND TELEPHONE NUMBERS PROVIDED IN EACH SET OF PROXY INFORMATION PACKET TO ENSURE THEIR VOTE IS PROPERLY INCLUDED IN THE TABULATION OF VOTES.

TABULATING THE VOTES

      Representatives from our transfer agent, EquiServe Trust Company N.A., First Chicago Trust Division, will be responsible for tabulating all of the votes for our annual shareholders' meeting. The presence, in person or by proxy-vote, of the holders of at least a majority of shares of our common stock outstanding as of the record date is necessary to have a quorum for our annual shareholders' meeting. Abstentions and broker "non-votes" will be counted as present for purposes of determining a quorum for our annual shareholders' meeting. A broker "non-vote" is defined as a vote by proxy in which a beneficial owner does not give their broker or broker's solicitor discretionary voting powers. If a proxy-voting card is signed by the shareholder but submitted without providing specific voting instructions, the shareholder's vote will be counted as a vote "FOR" each of the proposals. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

      For the election of directors, broker "non-votes" will NOT be counted in tabulating the number of votes for each nominee. The nominees receiving the highest number of "FOR" votes from the shares present in person or represented by proxy-votes and entitled to vote will be elected as directors. The shares represented by the enclosed proxy-voting card will be voted as "FOR" all of the nominees, unless the shareholder specifies differently. To specify differently the shareholder of record must checkmark either the box "FOR ALL EXCEPT" or "WITHHOLD ALL." If the shareholder checkmarks the "FOR ALL EXCEPT" box, the shareholder should then list the names of the nominee(s) they wish to vote against in the space provided. If the shareholder checkmarks the "WITHHOLD ALL" box, the shareholder's vote will be considered a vote against all of the named nominees.

      A shareholder cannot write-in the names of additional nominees when voting by proxy. However, at our annual shareholders' meeting, shareholders of record will be allowed to write-in additional names of nominee(s) on the ballot. To write-in a nominee on the ballot the shareholder will need to checkmark either the "WITHHOLD ALL" box or the "FOR ALL EXCEPT" box on the ballot and then list the names of the nominees they wish to vote against in the space provided. The shareholder is only allowed to write-in as many nominees as the shareholder has voted against. For example, if there were a total of three nominees listed on the ballot and the shareholder wishes to withhold their vote for two of the three nominees then the shareholder may write-in up to two additional names for nominees to our Board of Directors.

      For the ratification of the re-appointment of independent accountants, "ABSTENTIONS" will be counted as a vote "against" this proposal. The ratification of the re-appointment of independent accountants requires a "FOR" vote from a majority of shares present or represented by proxy-votes entitled to vote at our annual shareholders' meeting.

SOLICITATION OF PROXY-VOTES

      We or our solicitor may solicit proxy votes through the mail, in person and by telecommunications. Mannatech will bear all expenses in preparing, printing and mailing the proxy materials to our shareholders. We have hired Georgeson Shareholder to assist in the solicitation of proxies at a cost of approximately $6,000 plus out-of-pocket expenses.

ADMISSION AND VOTING AT OUR ANNUAL SHAREHOLDERS' MEETING

      Attendance at our meeting will be limited to shareholders of record, beneficial owners having evidence of ownership on that date and invited guests of Mannatech. If you are not a direct shareholder, please bring evidence of your ownership to the meeting. Evidence should include your proxy-voting card or brokerage statement showing proof of stock ownership as of the close of business on April 9, 2002. At the meeting, shareholders will be admitted upon verification of stock ownership. No cameras or recording equipment will be permitted in the meeting room. As a courtesy and as time permits, Mannatech will provide a brief question and answer period for its shareholders of record.

      Direct shareholders will be given ballots upon check-in and verification of stock ownership. Beneficial shareholders must obtain a power of attorney form or legal proxy from their broker in order to vote by ballot at our meeting. BENEFICIAL SHAREHOLDERS ARE INSTRUCTED TO READ THE PROXY-VOTING CARD INSTRUCTIONS GIVEN TO THEM BY THEIR BROKER OR THEIR BROKERS' SOLICITOR ON HOW TO ATTEND AND VOTE AT OUR ANNUAL SHAREHOLDERS' MEETING. IF THE BENEFICIAL SHAREHOLDER DOES NOT FOLLOW THEIR BROKERS' INSTRUCTIONS, OUR TRANSFER AGENT MAY NOT BE ALLOWED TO COUNT THEIR VOTE BY BALLOT.

SHAREHOLDER PROCEDURES FOR NOMINATING BOARD MEMBERS OR INTRODUCING PROPOSALS

      For our 2002 annual meeting, the deadline for nominating a director to our Board of Directors and for introducing proposals to be included in our proxy information package has expired. A shareholder of record can write-in nominees for our Board of Directors on their ballot at our annual shareholders' meeting. See instructions above under the heading "Tabulating the Votes. Mannatech reserves the right to reject, rule out-of-order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

      Under our Fourth Amended and Restated Bylaws, nominations for candidates for director shall be made by our Nominating Committee of our Board of Directors. A shareholder entitled to vote at our annual shareholders' meeting may deliver written notice to our Chief Financial Officer ("CFO") of proposed candidates for director no later than December 31, 2002 so our Board of Directors can consider such persons for nomination at our 2003 annual shareholders' meeting. The CFO will then forward all written notices to the Nominating Committee of our Board of Directors. The Nominating Committee, which consists of five members of our Board of Directors, reviews all of the proposed candidates and will submit its recommendations to our Board of Directors. Our Board of Directors then will approve certain proposed of candidates. The candidates approved by our Board of Directors are the only nominees that will be listed on the ballot, proxy-voting card and in our proxy statement on Schedule 14A, which is expected to be filed with the Securities and Exchange Commission on or before April 30, 2003.

      Proposals by shareholders intended to be presented at our 2003 annual shareholders' meeting must be received by Mannatech's CFO on or before December 27, 2002, in order to be eligible for inclusion in our proxy statement and proxy-voting card. Such proposals must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

      Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any shareholder proposals are intended to be presented at our 2003 annual shareholders' meeting without inclusion in our proxy statement for such meeting the proposal must be received in writing by our CFO by March 12, 2003, which is 45 days from the estimated mailing date of the 2003 proxy statement. The holder of a proxy will have the ability to confer discretionary authority to vote on such proposal. We reserve the right to reject, rule out-of-order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

      A copy of our Fourth Amended and Restated Bylaws may be obtained upon written request to our General Counsel at our corporate offices located at 600
S. Royal Lane, Suite 200, Coppell, Texas 75019.

                        PROPOSAL 1--ELECTION OF DIRECTORS

      Three directors are to be elected at our annual shareholders' meeting. Our Articles of Incorporation provide for a classified Board of Directors, divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of our annual shareholders' meeting in 2003, 2004 and 2002.

NOMINEES

      The nominees for election at our annual shareholders' meeting are Terry L. Persinger, Alan D. Kennedy and Dr. John Stewart Axford as Class III directors. Class III nominees will be elected for a three-year term expiring on the date of our annual shareholders' meeting in 2005 or until the earlier of disqualification, resignation, death or removal. Our Board of Directors nominated Alan D. Kennedy and Dr. John Stewart Axford to replace James M. Doyle Jr. and Dr. Stephen A. Barker, Ph.D. who are not standing for re-election.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

      TERRY L. PERSINGER, age 57, joined Mannatech in November 1999 to serve as our Executive Vice President, Chief Operating Officer and as a Class III director on our Board of Directors. Mr. Persinger also served as our Corporate Secretary from November 1999 until November 2001. Mr. Persinger began serving as our President in May 2000. Mr. Persinger's current term as director expires on June 4, 2002. From 1968 until August 1999, Mr. Persinger worked at Goodyear Tire and Rubber Company, an international manufacturer of tires and rubber products and from January 1995 to August 1999 he served as their Vice President and General Manager of Engineered Products. Mr. Persinger received a B.S. in Chemical Engineering from the University of Cincinnati and is a graduate of the PMD management program at Harvard University. Mr. Persinger is the brother-in-law of Donald W. Herndon, our Vice President of Marketing Administration. Mr. Herndon is the brother-in-law of Mr. Samuel L. Caster, our Chairman of the Board.

      DR. JOHN STEWART AXFORD, age 49, is currently serving as the President of the Royal Society of Medicine, Section of Clinical Immunology and Allergy and has performed various clinical studies and research for Mannatech. Since 1990, Dr. Axford has been a member of the Faculty at St. George's Hospital Medical School, University of London, serving as Senior Lecturer in Rheumatology and since 1998, as a consultant and Reader in Rheumatology and Clinical Immunology. Dr. Axford also currently serves on the editorial boards of three medical journals and on numerous medical and health related committees. Dr. Axford has lectured extensively throughout the United States, the United Kingdom, Europe, Australia and Asia and has authored and co-authored over 50 published peer-reviewed scientific papers, over 100 published abstracts and letters and two best-selling medical textbooks. Mr. Axford is actively involved with research in Rheumatology and served as chairman of the 2000 Royal Society of Medicine Conference, Glycobiology and Medicine, held in London where approximately 200 experts from around the world discussed the biological activity of carbohydrates and their relationship with health and disease. Dr. Axford received a Bachelor of Medicine degree and Bachelor of Surgery degree from University College in London, England. Dr. Axford spent two years in medical research in the United Kingdom and Kenya followed by a series of appointments in clinical medicine at hospitals in the United Kingdom. In 1989, Dr. Axford was chosen to be a Fulbright Scholar and performed various immunology research at Tuft's University in Boston, Massachusetts. In 1990, Dr. Axford completed his research thesis in arthritic diseases and in 1991was awarded his M.D. with a Specialist Accreditation in Rheumatology and Immunology. Dr. Axford has received a number of awards for academic excellence and in 1995 was also awarded his Fellow of the Royal College of Physicians.

      ALAN D. KENNEDY, age 71, served as President Worldwide for Tupperware Corporation, a publicly-traded company that distributes and sells various products in over 100 countries from 1996 until his retirement in December 2001. While President of Tupperware, Mr. Kennedy was responsible for its North America, Latin America and Asia-Pacific operations. Since retiring, Mr. Kennedy continues as a consultant for Tupperware. From 1989 to 1996, Mr. Kennedy served as President and Chief Executive Officer of Nature's Sunshine Products, Inc., a publicly-traded, network marketing company that manufactures and markets nutritional and personal care products worldwide. From 1986 to 1989, Mr. Kennedy provided various consulting services for various direct selling companies. From 1982 to 1986, Mr. Kennedy served as Vice President of Sales Development and from 1965 to 1974, Mr. Kennedy served as the Director of Marketing for Avon Products, Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing. From 1974 to 1979, Mr. Kennedy held several management positions including Senior Vice President for Shaklee Corporation, a direct selling company that distributes and sells nutritional and household products. Mr. Kennedy received a B.A. degree, with honors, in Economics from Colgate University in Hamilton, New York. Mr. Kennedy has many professional affiliations including serving as Chairman of the Direct Selling Association from 1995 to 1996 and Chairman of the Direct Selling Educational Foundation from 1996 to 1997. Mr. Kennedy currently serves on the Board of the Direct Selling Educational Foundation and serves on the Current Board of Regents for Mercersburg Academy, a private secondary school in Mercersburg, Pennsylvania.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding our executive officers and directors, including their ages as of April 9, 2002:

NAME                                  AGE   POSITION
----                                  ---   --------
Samuel L. Caster. . . . . . . . . . .  51   Chairman of the Board
Robert M. Henry . . . . . . . . . . .  55   Chief Executive Officer and Director
Terry L. Persinger. . . . . . . . . .  57   President, Chief Operating Officer and Director
Stephen D. Fenstermacher. . . . . . .  49   Senior Vice President of Accounting and Chief Financial Officer
Bettina S. Simon. . . . . . . . . . .  52   Senior Vice President, Corporate Secretary and General Counsel
Bill H. McAnalley, Ph.D . . . . . . .  57   Senior Vice President of Research and Product Development
                                              and Chief Scientific Officer
Brad G. Wayment . . . . . . . . . . .  36   Senior Vice President of Marketing
Cynthia L. Tysinger . . . . . . . . .  44   Vice President and Chief Information Officer
John F. Crowley . . . . . . . . . . .  55   President of International Operations
Steven A. Barker, Ph.D. . . . . . . .  52   Director
Roger E. Beutner. . . . . . . . . . .  71   Director
J. Stanley Fredrick . . . . . . . . .  63   Director
Marlin Ray Robbins. . . . . . . . . .  56   Director
James M. Doyle, Jr. . . . . . . . . .  57   Director
Jules Zimmerman . . . . . . . . . . .  67   Vice-Chairman of the Board

      The following biographical information about our directors and executive officers is in alphabetical order:

      STEVEN A. BARKER PH.D. has served as one of our independent directors since January 1998. His term as director expires on June 4, 2002 and he will not stand for re-election. Dr. Barker has been a full professor of Physiology, Pharmacology and Toxicology at Louisiana State University since April 1990. Dr. Barker received a B.S. degree and M.S. degree in Chemistry and a Ph.D. in Chemistry/Neurochemistry from the University of Alabama-Birmingham.

      ROGER E. BEUTNER has served as one of our independent directors since November 2000. His term as director expires in 2004. Mr. Beutner worked at Amway Corporation, a network-marketing multinational distributor, from 1970 until retiring in 1995. Mr. Beutner held several management positions at Amway, including Senior Vice President of Operations. Since 1995, Mr. Beutner has worked as a consultant for various companies. Mr. Beutner received a B.S. degree in Mechanical Engineering at Stevens Institute of Technology in Hoboken, New Jersey and a B.S. degree in Industrial Engineering at New York University. Mr. Beutner also received an M.B.A. degree in Management from Georgia State University and is a licensed Professional Engineer in the State of Missouri.

      SAMUEL L. CASTER is a significant shareholder, a company co-founder and began serving as our Chairman of the Board on March 5, 2002. Mr. Caster served as our President and as a director on our Board of Directors from November 1993 until his resignation on March 31, 2000. From June 1, 2000 through March 4, 2002, Mr. Caster provided various consulting services, for us, which included concentrating on our associates' needs and revising our associates' global incentive plan to help stimulate demand and expand our existing associate base. Mr. Caster was reappointed as a director to our Board of Directors on August 2, 2000 and his term as director expires in 2004.

      On June 4, 2001, our Board of Directors elected Mr. Caster as Co-Chairman of our Board of Directors and on March 5, 2002, Mr. Caster became an employee and was elected as Chairman of our Board of Directors. Mr. Caster is a co-founder of MannaRelief, a non-profit international ministry formed to help supply food supplements to at-risk children by working with other ministries, non-profit organizations and missionaries throughout the world.

      JOHN F. CROWLEY joined Mannatech in December 2001 to serve as our President of International Operations. From 1997 to 2000, Mr. Crowley served as Vice President of Avon/Betterware Joint Venture Businesses and from 1995 to 1997, he served as President/Managing Director of Betterware U.K. Ltd. From 1992 to 1995, Mr. Crowley served as President of Roselight, Inc., a start up direct selling company specializing in decoratives and gifts. Mr. Crowley has also served in various management positions with Princess House, Inc. Mr. Crowley received a B.A. degree in Sociology and Business Administration from Stonehill College in North Easton, Massachusetts and has completed a variety of business courses at institutions such at Harvard University, Boston University, American Management Association and Harbridge.

      JAMES M. DOYLE, JR. has served as one of our independent directors since October 1999. His current term as director expires on June 4, 2002 and he will not stand for re-election. In 1975, Mr. Doyle joined the law firm of Matthews & Branscomb, P.C., located in San Antonio, Texas where he is currently a shareholder. Mr. Doyle practices in the area of business transactions, mergers and acquisitions and corporate law. Mr. Doyle is a Fellow of the Texas Bar Foundation and a director of the San Antonio Sports Foundation and the San Antonio Bowl Association. Mr. Doyle received a B.A. degree in History from the University of the South in Sewanee, Tennessee and a J.D. from Vanderbilt University.

      STEPHEN D. FENSTERMACHER joined Mannatech in November 1998 to serve as our Vice President of Accounting and Controller. In October 1999, Mr. Fenstermacher was promoted to Senior Vice President and Chief Financial Officer. From January 1998 to October 1998, Mr. Fenstermacher was a consultant for Kibel, Green, Issa, Inc., a crisis management firm specializing in turnaround strategy and execution consulting. From April 1995 to October 1997, Mr. Fenstermacher served as Executive Vice President and Chief Financial Officer for The Johnny Rockets Group, Inc. Mr. Fenstermacher has also served in various management positions for Brinker International and On the Border Cafes. Mr. Fenstermacher received a B.A. degree in Government with a minor in Life Sciences from the University of Notre Dame and a M.B.A. degree in Finance and Accounting from the University of Pittsburgh.

      J. STANLEY FREDRICK was appointed to serve as one of our directors on September 28, 2001 to replace Mr. Charles E. Fioretti, who resigned from our Board effective August 22, 2001. Mr. Fredrick's term as director expires in 2004. Mr. Fredrick currently is the owner of Fredrick Consulting Services, which provides consulting to various direct selling companies. From 1972 to 1975, Mr. Fredrick served as the President and Chief Executive Officer of SMC Industries, a publicly-traded parent company of five direct selling companies including Saladmaster(R)Corporation. Mr. Fredrick was the co-founder of Cameo Couture, Inc., which operated as Colesce Couture. Cameo Couture designed and sold lingerie through international direct selling channels. Mr. Fredrick also co-founded Colony House, Inc., a private label cookware company, which sold through direct selling channels. He served as Chairman of Colony House, Inc. from 1961 until he sold his interest in the company in 1975. Mr. Fredrick has served as a board member of Texas Central Bank. Mr. Fredrick co-founded Irving National Bank Shares, a commercial bank holding company and served as a consultant to them from 1994 until the bank was sold in 2000. Mr. Fredrick has many professional affiliations including founding board membership of the National Aloe Science Council and served as a board member of the Personal Selling Institute of Baylor University. Over the past 20 years, Mr. Fredrick has been very involved in the Direct Selling Association including serving on their Board and various committees of their Board. From 1987 to 1988, Mr. Fredrick served as Past Chairman of the Direct Selling Association and from 1988 to 1989, served as Chairman of the Direct Selling Education Foundation. Mr. Fredrick is a recipient of the "Hall of Fame Award," which is the Direct Selling Association's highest honor and he was inducted into the "Circle of Honor" by the Direct Selling Education Foundation.

      ROBERT M. HENRY joined Mannatech in April 2000 to serve as our Chief Executive Officer. Mr. Henry was appointed to our Board of Directors in May 2000. His current term as director expires in 2003. From 1995 to August 1998, Mr. Henry served as the Chief Operating Officer and Vice President of Operations and Systems for the Hosiery Corp. of America, which is a manufacturer and distributor of pantyhose and other women's intimate apparel. From 1982 until 1986, Mr. Henry served as Corporate Controller Worldwide for Amway Corporation, a multi-level marketing distributor of various products. From 1971 until 1982,

Mr. Henry served in various management positions for Avon Products, Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing. Mr. Henry received a B.S. degree in Accounting from Hunter College in New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975. Mr. Henry also serves on the Board of Directors of Purity Products Inc. In December 2001, Mr. Henry was elected to the Board of Directors of the Direct Selling Association, which is recognized as a national trade association of leading firms that manufacture and distribute goods and services sold directly to consumers.

      BILL H. MCANALLEY, PH.D. joined Mannatech in July 1996 to serve as our Senior Vice President of Research and Product Development. In December 1997, he began serving as our Chief Scientific Officer. From March 1995 to July 1996, he was a consultant to Mannatech. From March 1987 to February 1995, Dr. McAnalley served as Vice President of Research and Product Development at Carrington Laboratories, Inc., a publicly traded pharmaceutical research, development and manufacturing company. Dr. McAnalley received a B.S. degree in Mathematics from Angelo State University in San Angelo, Texas and a Master of Science degree in Chemistry and Biology from New Mexico Highlands University and a Ph.D. in Pharmacology and Toxicology from the University of Texas Health Science Center in Dallas, Texas. Dr. McAnalley obtained his post-doctoral training in Forensic and Clinical Toxicology from the Dallas Institute of Forensic Science as well as from the Southwestern Medical School Program at Parkland Hospital in Dallas Texas.

      TERRY L. PERSINGER joined Mannatech in November 1999 to serve as our Executive Vice President, Chief Operating Officer and a director. Mr. Persinger also served as our Corporate Secretary from November 1999 until November 2001. Mr. Persinger began serving as our President in May 2000. Mr. Persinger's current term as director expires on June 4, 2002. From 1968 until August 1999, Mr. Persinger worked at Goodyear Tire and Rubber Company, an international manufacturer of tires and rubber products and from January 1995 to August 1999 he served as their Vice President and General Manager of Engineered Products. Mr. Persinger received a B.S. in Chemical Engineering from the University of Cincinnati and is a graduate of the PMD management program at Harvard University. Mr. Persinger is the brother-in-law of Donald W. Herndon, our Vice President of Marketing Administration. Mr. Herndon is the brother-in-law of Mr. Samuel L. Caster, our Chairman of the Board.

      MARLIN RAY ROBBINS is a significant shareholder, company co-founder and an associate. Mr. Robbins has served as a director on our Board of Directors since June 5, 2001. His current term as director expires in 2004. Mr. Robbins has over 25 years experience with various companies in sales and direct selling. Mr. Robbins currently holds multiple positions in our associates' global incentive downline network-marketing system. Mr. Robbins provides various consulting services to us related to associate relations and our associate global incentive plan. Mr. Robbins received a B.S. degree in Biology and Chemistry from Southwest Texas State University in San Marcos, Texas.

      BETTINA S. SIMON joined Mannatech in October 2001 to serve as our General Counsel and Senior Vice President. Ms. Simon was appointed Corporate Secretary in November 2001. From 1998 to 2000, Ms. Simon served as Vice President, General Counsel and Corporate Secretary of Home Interiors and Gifts, Inc., a direct seller and manufacturer of home decorative accessory products. From 1995 to 1998, Ms. Simon was a partner with Simon and Simon, a law firm. From 1983 to 1995, Ms. Simon served as Assistant General Counsel of Zale Corporation, one of the world's largest retail jewelry chain. Ms. Simon received a B.F.A. degree, with honors, in Journalism from Southern Methodist University in Dallas, Texas and a J.D. from Southern Methodist University School of Law in Dallas, Texas. Ms. Simon is a member of the State Bar of Texas, Dallas Bar Association and the American Bar Association. Ms. Simon is also a member of the American Corporate Secretary's Society and the Texas General Counsel Forum.

      CYNTHIA L. TYSINGER joined Mannatech in November 2000 to serve as our Vice President and Chief Information Officer. From May 1997 to October 2000, Ms. Tysinger served as the Director of Engineering Services for Technology Concepts and Design, Inc., a design, development, database management and engineering company. While employed by Technology Concepts and Design, Inc., Ms. Tysinger was a consultant to Mannatech and one of the lead system designers for our website, www.GlycoScience.com. From July 1992 to May 1997, Ms. Tysinger served as the Program Control Manager for GTE Information Systems Division. Ms. Tysinger has over 27 years of experience in the Information Systems and Internet Technologies fields while working in various management positions for the United States Department of Defense, Boeing and Hughes Aircraft.

      BRAD G. WAYMENT joined Mannatech in November 1999 to serve as our Vice President of Marketing. In November 2000, Mr. Wayment was promoted to Senior Vice President of Marketing. From June 1998 to October 1999, Mr. Wayment served as Vice President of Marketing at New Vision International, a network marketing company involved in the distribution and sale of nutritional and personal care products. From November 1996 to June 1998, Mr. Wayment served as the Business Development/Product Marketing Manager with Novell Inc., a network and Internet directory software and services company. From November 1989 to November 1996, Mr. Wayment served as the Product Management Team Leader of Marketing/Product Development at Nu Skin Enterprises, Inc., a direct selling company involved in the distribution and sales of nutritional and personal products. Mr. Wayment received a B.A. degree in Spanish with a minor in Organization Behavior and an M.B.A. degree in Marketing and Finance from Brigham Young University.

      JULES ZIMMERMAN has served as one of our independent directors since June 2000 and as our Co-Chairman from June 2001 until March 4, 2002. On March 5, 2002, Mr. Zimmerman was elected Vice-Chairman of our Board of Directors. His current term as director expires in 2004. Mr. Zimmerman served as President and Chief Executive Officer of Hickok Associates Inc., a financial consulting firm from 1991 until his retirement in December 1996. From 1976 to 1988, Mr. Zimmerman served in various executive management positions at Avon Products Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing including serving as their Chief Financial Officer from 1985 to 1988. Mr. Zimmerman received a B.B.A. degree in Accounting from Hofstra University in Hempstead, New York and is a Certified Public Accountant.

CLASSES OF OUR BOARD OF DIRECTORS

      Our Board of Directors is divided into three classes that serve staggered three-year terms expiring on the day of our annual shareholders' meeting as follows:

CLASS                         EXPIRATION     BOARD MEMBERS
-----                         ----------     -------------
Class I . . . . . . . . . .      2003        Robert M. Henry, Roger Beutner, Marlin Ray Robbins
Class II. . . . . . . . . .      2004        Jules Zimmerman, Samuel L. Caster, J. Stanley Fredrick
Class III . . . . . . . . .      2002        Dr. Stephen A. Barker Ph.D., Terry L. Persinger, James M. Doyle, Jr.

      During 2001, our Board of Directors held four regular meetings and three special meetings. During 2001, all current directors attended at least 75% of the meetings of the Board of Directors and the various Board Committees of which they are members.

COMMITTEES OF OUR BOARD OF DIRECTORS

      Our Board of Directors has five committees with various functions. The Committees and their functions are as follows:

      o THE AUDIT COMMITTEE is responsible for reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The Audit Committee held five meetings during 2001.

      o THE COMPENSATION COMMITTEE is responsible for establishing salaries, bonuses and other compensation for our executive officers. The Compensation Committee held two meetings during 2001.

      o THE OPTION COMMITTEE has the authority to determine the terms and conditions of granting stock options under our stock option plans and is responsible for administration of each such plan. The Option Committee held one meeting during 2001. The Option Committee will be merged into the Compensation Committee on June 5, 2002.

      o THE NOMINATING COMMITTEE is responsible for recommending nominees to our Board of Directors. The Nominating Committee also reviews and recommends to our Board of Directors any additional nominations to our Board of Directors made by a shareholder who has submitted a written nomination to our Chief Financial Officer. For additional information on nominating nominees see "SHAREHOLDER PROCEDURES FOR NOMINATING BOARD MEMBERS OR INTRODUCING PROPOSALS." The Nominating Committee held three meetings during 2001.

      o THE EXECUTIVE COMMITTEE has the authority to make specific recommendations and render advice to our Board of Directors on various matters regarding operations. The Executive Committee held four meetings during 2001.

      As of April 22, 2002, the membership of each Committee was as follows:


NAME OF DIRECTOR                         AUDIT     COMPENSATION   OPTION(1)   NOMINATING   EXECUTIVE
----------------                         -----     ------------   ---------   ----------   ---------
NON-EMPLOYEE INDEPENDENT DIRECTORS:
  Stephen A. Barker Ph.D. . . . . .        X             X            X           X
  Roger Beutner . . . . . . . . . .        X                                      X
  James M. Doyle Jr . . . . . . . .        X             X*           X*
  Jules Zimmerman(2). . . . . . . .        X*            X            X           X            X
NON-EMPLOYEE DIRECTORS:
  J. Stanley Fredrick . . . . . . .                                                            X
  Marlin Ray Robbins. . . . . . . .                                               X            X
EMPLOYEE DIRECTORS:
  Samuel L. Caster(3) . . . . . . .                                               X*           X
  Robert M. Henry . . . . . . . . .                                                            X*
  Terry L. Persinger. . . . . . . .                                                            X

----------------------
 *    Committee Chairman
(1) The Option Committee will be merged with the Compensation Committee on June 5, 2002.
(2)   Vice-Chairman of the Board of Directors
(3)   Chairman of the Board of Directors.

COMPENSATION OF DIRECTORS

      Only independent non-employee directors are compensated for serving on our Board of Directors. Jules Zimmerman, our Vice-Chairman, who is an independent director, receives annual cash compensation of $100,000. All other non-employee independent directors receive annual cash compensation of $30,000 for serving on our Board of Directors and $1,000 for each meeting or committee meeting they attend plus reimbursement for any reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of our Board of Directors or its Committees.

      On May 1, 2001, Mannatech granted stock options to purchase 50,000 shares to Mr. Roger Beutner. The stock options vest immediately, exercisable at an exercise price of $1.04 per share and expire on April 30, 2011. On November 1, 2001, Mannatech granted stock options to purchase 250,000 shares to Mr. Robert
M. Henry and stock options to purchase 150,000 shares to Mr. Terry L. Persinger, which vest over three years and are exercisable beginning November 1, 2002 at an exercise price of $2.69 per share. The exercise prices of the stock options granted were the approximate fair value of our common stock on the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of common stock and other equity securities. Such persons are required by the Securities and Exchange Commission's regulations to furnish us with copies of all Section 16(a) reports they file.

      Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2001, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for the following:

      o Roger Beutner filed a late Form 4 relating to the reporting of stock options granted to him in May 2001;

      o Samuel L. Caster filed a late Form 4 relating to the reporting of stock purchases in both July 2001 and August 2001.

              EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

      The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and four of the most highly compensated executive officers, who were serving as executive officers at the end of 2001 and for the year ended December 31, 1999, 2000 and 2001 (collectively, the "Named Executive Officers").

                                                                                   LONG-TERM
                                                   ANNUAL COMPENSATION            COMPENSATION
                                              ----------------------------------  ----------------  ---------------
                                                                                  NUMBER OF SHARES        ALL
                                                                    OTHER ANNUAL     UNDERLYING      OTHER ANNUAL
NAME AND PRINCIPAL POSITION            YEAR   SALARY     BONUS      COMPENSATION   OPTIONS GRANTED  COMPENSATION(1)
---------------------------            ----   ------    --------    ------------  ----------------  ---------------
Robert M. Henry(2). . . . . . . . . .    2001  $353,159   $     --     $122,220(3)       250,000          $  2,625
     Chief Executive Officer             2000  $262,500   $     --     $ 41,218(4)       275,000          $  2,625
                                         1999  $     --   $     --     $     --               --          $     --

Terry L. Persinger. . . . . . . . . .    2001  $302,637   $     --     $ 10,904(5)       150,000          $  2,625
     President and                       2000  $294,231   $     --     $ 91,268(6)       250,000          $     --
        Chief Operating Officer          1999  $ 57,693   $  8,498     $     --               --          $     --

Bill H. McAnalley, Ph.D . . . . . . .    2001  $251,129   $     --     $ 17,010(7)        50,000          $  2,625
     Senior Vice President of Research   2000  $255,423   $     --     $ 18,872(8)        50,000          $  2,625
        and Product Development and      1999  $250,000   $ 42,493     $  9,013(9)            --          $  2,625
        Chief Scientific Officer

Akihiro Sumitomo(10). . . . . . . . .    2001  $244,900   $     --     $ 76,374(11)           --          $  4,932(13)
     General Manager of Mannatech        2000  $157,305   $     --     $ 38,362(12)       20,000          $  2,717(14)
        Japan                            1999  $     --   $     --     $     --               --          $     --

Stephen D. Fenstermacher. . . . . . .    2001  $241,317   $     --     $ 10,813(15)       50,000          $     --
     Senior Vice President of Accounting 2000  $244,615   $     --     $ 10,813(15)       50,000          $     --
        and Chief Financial Officer      1999  $167,308   $ 24,540     $     --          100,000          $     --

---------------------
(1) Includes Mannatech's matching contribution to the 401(k) plan paid to our executive officers.
(2)   Mr. Henry became our Chief Executive Officer on April 1, 2000.
(3) Represents $111,438 for temporary living and relocation expenses and $10,782 for an auto allowance paid to Mr. Henry.
(4) Represents $34,929 for temporary living expenses and $6,289 for an auto allowance paid to Mr. Henry.
(5)   Represents an auto allowance paid to Mr. Persinger.
(6) Represents $80,364 for relocation and temporary living expenses and $10,904 for an auto allowance paid to Mr. Persinger.
(7) Represents $4,613 of royalties paid for the sale of certain GlycoLEAN(R)products and $12,397 for an auto allowance paid to Dr. McAnalley.
(8) Represents $9,406 of royalties paid for the sale of certain GlycoLEAN(R) products and $9,466 for an auto allowance paid to Dr. McAnalley.
(9) Represents royalties paid for the sale of certain GlycoLEAN(R)products paid to Dr. McAnalley.
(10) Mr. Sumitomo was hired in 2000 as the General Manager of our Japan operations, which opened in June 2000. Mr. Sumitomo retired effective March 29, 2002, as an employee of Mannatech's subsidiary in Japan.
(11)  Represents transportation and auto allowance paid to Mr. Sumitomo.
(12)  Represents transportation and auto allowance paid to Mr. Sumitomo.
(13)  Represents life insurance paid for Mr. Sumitomo.
(14)  Represents retirement insurance paid for Mr. Sumitomo.
(15)  Represents an auto allowance paid to Mr. Fenstermacher.

STOCK OPTIONS GRANTED IN THE LAST FISCAL YEAR

      The following table provides information on options granted to our Named Executive Officers during the year ended December 31, 2001:

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF                                               ASSUMED ANNUAL RATES OF
                                     SHARES     PERCENT OF     EXERCISE                   STOCK PRICE APPRECIATION FOR
                                   UNDERLYING  TOTAL OPTIONS   OR BASE                            OPTION TERM(2)
                                    OPTIONS      GRANTED TO     PRICE                     ----------------------------
NAME                               GRANTED(1)    EMPLOYEES     ($/SH)    EXPIRATION DATE        5%            10%
----                               ----------  -------------   --------  ---------------  -------------   ------------
Robert M. Henry . . . . . . . .     250,000        23.6%        $2.69      11/01/2011       $1,095,432     $1,744,292
Terry L. Persinger. . . . . . .     150,000        14.2         $2.69      11/01/2011       $  657,259     $1,046,575
Bill H. McAnalley Ph.D. . . . .      50,000         4.7         $2.69      11/01/2011       $  219,086     $  348,858
Stephen D. Fenstermacher. . . .      50,000         4.7         $2.69      11/01/2011       $  219,086     $  348,858
Akihoro Sumitomo. . . . . . . .          --          --         $  --              --       $       --     $       --

----------------------
(1) Options granted become exercisable, over three years, beginning November 1, 2003, the first anniversary of the date of grant.
(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect any estimates or projections of the future price of our common stock. Actual gains, if any, on stock option exercises will depend on future performance of our common stock, the option holder's continued employment through the option period and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information concerning the exercise of stock options held by our Named Executive Officers during the year ended December 31, 2001:

                                                                 NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                        FISCAL YEAR-END                  FISCAL YEAR-END(1)
                                 SHARES ACQUIRED     VALUE      ------------------------------    ---------------------------
NAME                             ON EXERCISE (#)   REALIZED($)  EXERCISABLE (2)  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                             ---------------   -----------  ---------------  -------------    ------------  -------------
Robert M. Henry . . . . . . . .          --          $   --          91,667          433,333       $  17,417     $   67,333
Terry L. Persinger. . . . . . .          --          $   --          83,333          316,667       $  15,833     $   51,667
Bill H. McAnalley Ph.D. . . . .          --          $   --         282,593           83,333       $ 247,077     $   12,833
Stephen D. Fenstermacher. . . .          --          $   --         116,667          133,333       $   3,167     $  246,167
Akihoro Sumitomo. . . . . . . .       6,666          $7,333              --           13,334       $      --     $    2,533

----------------------
(1) Based on the closing price of $2.82 per share of our common stock on the Nasdaq National Market on December 31, 2001 less the per share exercise price multiplied by the number of options.
(2) 100,000 shares of Mr. Fenstermacher's stock options and 100,000 shares of Dr. McAnalley's stock options were exercisable at $8.00 per share and are considered out-of-the-money for the above value calculation.

EXECUTIVE EMPLOYMENT AGREEMENTS

      Effective September 1, 1998, we entered into a five-year employment agreement with Dr. Bill H. McAnalley Ph.D. to serve as our Chief Scientific Officer and Senior Vice President of Research and Development. The employment agreement specified a minimum salary of $250,000 per year and is extended automatically each year for one additional year unless both parties agree to termination prior to the end of any term. If we cancel his employment agreement without cause, we will be required to pay his minimum salary for the remaining duration of his agreement.

      On November 1, 1999, we entered into a three-year employment agreement with Mr. Terry L. Persinger to serve as our President and Chief Operating Officer. The employment agreement specifies a minimum salary of $300,000 per year and either party may cancel the agreement; however, if we cancel the employment agreement without cause, we will be required to pay him his base salary over the remaining duration of his employment agreement. On November 1, 2001, we amended his employment agreement to extend the term to December 31, 2004 and to increase his minimum salary to $350,000 per year beginning January 1, 2002.

      On April 1, 2000, we entered into a three-year employment agreement with Mr. Robert M. Henry to serve as our Chief Executive Officer. The employment agreement specifies a minimum salary of $350,000 per year and either party can cancel the agreement; however, if we cancel his employment agreement without cause, we will be required to pay him one year base salary and the total remaining salary due from his employment agreement. On August 15, 2000, we amended his employment agreement to include reimbursement of various temporary and relocation expenses. On November 1, 2001, we amended his employment agreement again to extend the term to December 31, 2004 and to increase his minimum salary to $400,000 per year beginning January 1, 2002.

      On May 5, 2000, Mr. Samuel L. Caster resigned as our President and on June 1, 2000, we entered into a consulting agreement with Mr. Caster. Under the terms of his consulting agreement, we agreed to pay Mr. Caster $50,000 per month plus an automobile lease, insurance and other expenses. During 2000 and 2001, we paid Mr. Caster approximately $312,000 and $628,000, respectively of which $50,000 remained unpaid at December 31, 2000 and 2001, respectively. On March 5, 2002, Mr. Caster became an employee of Mannatech and our Board of Directors elected Mr. Caster as Chairman of the Board through December 31, 2004 with the same terms as his consulting agreement. Under the terms of his employment, Mr. Caster will be paid an annual salary of $600,000 and will be eligible for all benefits offered to our other executives. In the event we terminate him as an employee without cause, we will be required to pay him a severance of $300,000 plus $25,000 a month for 12 months.

      During 2000 and 2001, we entered into various severance agreements with former officers who held employment agreements. The severance agreements terminated their employment agreements with the company. For information about the separation agreements see "Certain Relationships and Related Party Transactions" in this report.

MANAGEMENT BONUS PLAN

      Our executive officers and some other members of corporate management are eligible to receive bonuses in addition to their base salaries. Our Compensation Committee is responsible for reviewing and approving bonuses for these officers. Under our existing management bonus plan, executive officers may earn an annual bonus for the achievement of certain consolidated financial results, which are certified by our independent accountants. Any earned bonuses will be paid by March of the following year. No bonuses were paid under this management bonus plan for the year ending December 31, 2001.

STOCK OPTION PLANS

      Our 1997 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders on May 14, 1997. The 1998 Incentive Stock Option Plan was adopted by our Board of Directors and approved by our shareholders on April 8, 1998 and amended on September 4, 1998 to increase the number of shares reserved for issuance from 500,000 to 1,000,000 shares. Our 2000 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders on June 19, 2000. All stock option plans are intended to encourage investment by our officers, employees, non-employee directors and consultants in shares of our common stock so that they will have an increased interest in, and greater concern for, our welfare.

      Options granted under our 1997 and 2000 stock option plans may either be incentive stock options or options that do not qualify for treatment as incentive stock options under Section 422 of the United States Internal Revenue Code of 1986. Options granted under our 1998 Incentive Stock Option Plan may only be granted to our directors and employees.

      Incentive stock options may be granted under our stock option plans to any person who is an employee of Mannatech (including our directors) or any parent or subsidiary that may exist in the future. The exercise price of incentive stock options must equal the approximate fair market value of a share of our common stock on the date of grant.

      Our stock option plans may be amended or canceled by our Board of Directors at any time without the approval of our shareholders, with a few exceptions. However, our Board of Directors may not take action that affects options previously granted under our stock option plans. The following table sets forth information regarding our stock option plans as of April 22, 2002:

                          STOCK OPTION PLAN INFORMATION

                                                        # OF OPTIONS                                       # OF
                                                           GRANTED          WEIGHTED         VESTED       SHARES
                                        # OF SHARES         LESS            AVERAGE            AND       AVAILABLE
                                        AUTHORIZED    CANCELED OPTIONS   EXERCISE PRICE    EXERCISABLE   FOR GRANT
                                        ----------    ----------------   --------------    -----------   ---------
1997 Stock Option Plan . . . . . . .    2,000,000        1,905,307           $ 2.38          518,519       94,693
1998 Incentive Stock Option Plan . .    1,000,000          923,500           $ 7.88          470,669       76,500
2000 Stock Option Plan . . . . . . .    2,000,000        1,620,000           $ 2.62          473,029      380,000

      Each of our Compensation Committee and Option Committee consists of the following three independent directors: Messrs. Barker, Doyle and Zimmerman. The Committees make recommendations to our Board of Directors regarding certain rules that control our stock option plans and take all other actions necessary for the proper administration of our stock option plans. On June 5, 2002, the Option Committee will be merged with our Compensation Committee. These Committees have full and final authority in their discretion, subject to provisions of our stock option plans, to determine, among other things:

      o     the individuals to whom options shall be granted;

      o whether the option granted shall be an incentive stock option or a non-qualified stock option;

      o     the number of shares of common stock covered by each option;

      o     the time or times at which options will be granted;

      o     the option vesting schedule;

      o     the exercise price of the option;

      o     the duration of the options granted;

      o to prescribe, amend and rescind rules and regulations relating to our stock option plans;

      o whether to accelerate or defer (with the consent of the optionee) the exercise date of any option; and

      o whether to authorize any person to execute on our behalf any instrument required to effectuate the grant of an option previously granted by our Board of Directors.

401(K) PLAN

      On May 9, 1997, we adopted a 401(k) Pre-tax Savings Plan. All employees who have been employed by us for at least 90 days at the beginning of a quarter and are at least 21 years of age are eligible to participate in the 401(k)Plan. Employees may contribute up to a maximum of 20% of their current annual compensation to the 401(k) Plan, which is the statutorily prescribed annual limit. We will make regular matching contributions to the 401(k) Plan in the amount of $0.25 for each $1.00 contributed by a participating employee, up to 6.0% of such employee's annual compensation, including overtime. The 401(k) Plan also provides that Mannatech can make profit-sharing contributions to the 401(k) Plan each year based upon our profit. We did not make any profit-sharing contribution in 2001. Employee contributions and our matching contributions are paid to a corporate trustee and are invested as directed by the participating employee. Our contribution to our 401(k) Plan vests over five years or earlier if the participating employee retires at age 65, becomes disabled or dies. Payments to participating employees may also be made in the case of financial hardship. Payments may be made in a lump sum. Our 401(k) Plan is intended to qualify under Section 401 of the United States Internal Revenue Code of 1986, so that contributions made by employees or by us to our 401(k) Plan, and income earned on these contributions, are not taxable to our employees until withdrawn from the 401(k) Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Our Compensation Committee is responsible for reviewing the compensation of our executive officers on an annual basis. The Compensation Committee is composed of three independent directors, Messrs. Barker, Doyle and Zimmerman. None of our executive officers serves as a member of the board of directors or on the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

      WITH RESPECT TO ANY FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INTO WHICH THIS PROXY STATEMENT IS INCORPORATED BY REFERENCE, THE FOLLOWING MATERIAL UNDER THE HEADINGS "REPORT OF THE COMPENSATION COMMITTEE," "REPORT OF THE AUDIT COMMITTEE" AND "PERFORMANCE GRAPH" SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY IN ANY DOCUMENT SO FILED.

                            REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee Report summarizes Mannatech's executive compensation policies and the basis for the compensation paid to its executive officers, including Mr. Robert M. Henry, our Chief Executive Officer, during the year ended December 31, 2001.

      COMPENSATION POLICY. Mannatech's policy with respect to its executive compensation has been designed to:

      o adequately and fairly compensate its executive officers in relation to their responsibilities, capabilities and contributions to Mannatech in a manner that is commensurate with compensation paid by other similarly-sized companies or other companies within our industry; and

      o reward its executive officers for the achievement of short-term operating goals and for the enhancement of long-term value.

      COMPONENTS OF COMPENSATION. The primary components of compensation paid to Mannatech's executive officers and the relationship of such components of compensation to Mannatech's performance are discussed below:

      (a) BASE SALARY. At the beginning of each new year the Compensation Committee reviews the base salaries of Mannatech's executive officers to ensure the salaries are reasonable based upon a number of factors. These factors include Mannatech's performance (to the extent such performance can fairly be attributed or related to each executive officer's performance), as well as the nature of each executive officer's responsibilities, capabilities, loyalties and contributions. We believe that the base salaries for Mannatech's executive officers are reasonable as compared to other similarly-sized companies or other companies within the same industry.

      (b) BONUS. Each executive officer is eligible to participate in Mannatech's management bonus plan. The bonus plan is based upon Mannatech achieving certain consolidated financial results, which are certified by our independent accountants. Bonuses earned by Mannatech's executive officers are reviewed and approved by the Compensation Committee and paid in March of the following year. No cash bonuses were paid for year 2001.

      (c) ALL OTHER ANNUAL COMPENSATION. Mannatech maintains certain other plans and arrangements for the benefit of its executive officers and other members of its management, including participation in the 401(k) plan, use of a company vehicle and enrolled in health, life, automobile and long-term disability insurance. All of the Vice Presidents are paid monthly auto allowances of $500.00. In addition, Senior or Executive Vice Presidents and above are either paid an auto allowance or awarded the use of a company-leased vehicle. We believe these benefits are reasonable in comparison to the executive compensation practices of other similarly-sized companies or other companies within the same industry.

      (d) LONG-TERM COMPENSATION. Mannatech maintains stock option plans to reward certain members of its management for the attainment of certain goals or events. The stock option grants are reviewed and approved by the Option and Compensation Committees. We believe these long-term compensation arrangements are reasonable in relation to the executive compensation practices of other similarly-sized companies or other companies within the same industry.

      2001 CHIEF EXECUTIVE OFFICER'S COMPENSATION. As previously described, the Compensation Committee considers several factors in determining the chief executive officer's compensation package, with the primary factors focusing on Mannatech's financial performance and the competitive compensation paid to other executive officers of similarly-sized companies or other companies within the same industry. Specific actions taken by the Compensation Committee regarding Mr. Henry's compensation paid in 2001 are summarized below:

      (a) BASE SALARY. Mr. Henry's base salary was based on a number of factors, including Mannatech's overall performance and its consolidated financial results, as well as the nature of Mr. Henry's responsibilities, capabilities, loyalties and contributions to Mannatech's performance. For 2001, Mr. Henry's base salary was $350,000 per annum.

      (b) BONUS. Mr. Henry is allowed to participate in Mannatech's management bonus plan. The bonus plan is based upon the attainment of certain consolidated financial results, which are certified by Mannatech's independent accountants. No cash bonus was paid to Mr. Henry for 2001.

      (C) ALL OTHER ANNUAL COMPENSATION. Mr. Henry, as well as all of the other executive officers, may participate in the 401(k) plan. Mr. Henry has the use of a company leased vehicle and is enrolled in health, life, automobile and disability insurance.

      (D) LONG-TERM COMPENSATION. On November 1, 2001, Mr. Henry was granted 250,000 stock options at an exercise price of $2.69 per share. The options vest over three years, beginning on November 1, 2002, and expire on October 31, 2011. The stock options were granted to Mr. Henry with a view toward tying Mr. Henry's future compensation directly with the future return on Mannatech's stock.

      $1 MILLION PAY DEDUCTIBILITY CAP. Under Section 162(m) of the United States Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to their executive officers in excess of $1 million, unless the compensation is excluded from the $1 million limit as a result of being classified as performance-based compensation. At this time, Mannatech's executive officers' cash compensation levels have not exceeded the $1 million limit and we do not anticipate exceeding this limit in the near future. Nonetheless, we periodically review all of the executive officers' compensation in light of Section 162(m).

      CONCLUSION. We believe the concepts discussed above further our shareholders' interests and that Mannatech's executive officers' compensation encourages responsible management. The Compensation Committee will regularly consider the effect of executive compensation on Mannatech's shareholders' interests. These factors, reports from the various Board of Directors Committees of Mannatech and discussions with, and information compiled by, various independent consultants are used in determining Mannatech's executive officers' compensation.

                                      The Compensation Committee

                                      James M. Doyle Jr., CHAIRMAN
                                      Stephen A. Barker Ph. D.
                                      Jules Zimmerman

PERFORMANCE GRAPH

      The graph below depicts our common stock price as an index, assuming $100.00 was invested on February 16, 1999, the date of our initial public offering, along with the composite prices of companies listed in the S&P Midcap Index and our peer group. Media General Financial Services has provided us with this information. The comparisons in the graph are required by regulations of the Securities and Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of our common stock. The publicly-traded companies in our peer group are Twinlab Corp., Weider Nutrition International, Inc., Nature's Sunshine Products, Inc., Reliv International, Inc., USANA Health Sciences Inc. and Nu Skin Enterprises Inc.

            COMPARISON OF THE CUMULATIVE TOTAL RETURN* OF MANNATECH,
                     INCORPORATED, THE S&P MIDCAP INDEX AND
                          MANNATECH'S PEER GROUP INDEX




                             [ PERFORMANCE GRAPH ]



* $100.00 invested on February 16, 1999 instock or index including reinvestment of dividends for the years ending December 31, 1999, 2000, and 2001



MEASUREMENT PERIOD              MANNATECH    S&P MIDCAP INDEX   PEER GROUP INDEX
February 16, 1999 . . . . . .   $ 100.00          $100.00            $100.00
December 31, 1999 . . . . . .      23.06           125.97             48.65
December 31, 2000 . . . . . .       5.56           148.02             26.16
December 31, 2001 . . . . . .      12.53           136.91             40.12

                          REPORT OF THE AUDIT COMMITTEE

      The purpose of the Audit Committee is to assist our Board of Directors in overseeing our financial reporting, internal control and audit functions. Our Audit Committee is comprised of all four of our independent directors and operates under a written charter adopted by our Board of Directors. Our Audit Committee reviews and addresses the adequacy of its charter on an annual basis.

      We are responsible for the preparation of our consolidated financial statements. The independent accountants are responsible for auditing our consolidated financial statements. The activities of our Audit Committee are in no way designed to supersede or alter our or our independent accountant's respective responsibilities. Our Audit Committees' role does not provide any special assurances with regard to our consolidated financial statements, nor does it involve a professional evaluation of the quality of the audits performed by our independent accountants. Our Audit Committee has furnished our Board of Directors the following report:

      The Audit Committee has reviewed and discussed with management the consolidated audited financial statements of and for the year ended December 31, 2001. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statements on Auditing Standards No. 61, "Communication with Audit Committees," as amended. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with the independent accountants, the firm's independence from management.

      Based on the review and discussions referred to above, the Audit Committee recommends to Mannatech's Board of Directors that the year-end audited consolidated financial statements are to be included in Mannatech's Annual Report and the Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                        The Audit Committee

                                        Jules Zimmerman, CHAIRMAN
                                        Stephen A. Barker Ph. D.
                                        Roger E. Beutner
                                        James M. Doyle, Jr.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of April 22, 2002 by (a) each person known by us to beneficially own 5% or more of its outstanding shares of our common stock, (b) each of our directors and the "Named Executive Officers," and (c) all of our current executive officers and directors as a group.

                                                                                     BENEFICIAL OWNERSHIP(1)
                                                                  WARRANTS       --------------------------------
                                              NUMBER OF SHARES    AND STOCK                         % OF CLASS
NAME OF DIRECTORS AND EXECUTIVE OFFICERS      EXCLUDING OPTIONS   OPTIONS(2)        TOTAL          OUTSTANDING(3)
----------------------------------------      -----------------   ---------      -----------       --------------
Samuel L. Caster. . . . . . . . . . . .            5,730,616            --        5,730,616             22.8%
J. Stanley Fredrick(4). . . . . . . . .            4,190,848            --        4,190,848             16.7
Marlin Ray Robbins. . . . . . . . . . .            2,223,509            --        2,223,509              8.9
Bill H. McAnalley Ph.D. . . . . . . . .              303,410       282,593          586,003              2.3
Robert M. Henry . . . . . . . . . . . .               70,000        91,667          161,667*
Stephen D. Fenstermacher. . . . . . . .                2,000       141,667          143,667*
Terry L. Persinger. . . . . . . . . . .                1,000        83,333           84,333*
Stephen A. Barker Ph.D. . . . . . . . .                   --        50,000           50,000*
Roger Beutner . . . . . . . . . . . . .                   --        50,000           50,000*
James M. Doyle Jr . . . . . . . . . . .                   --        16,667           16,667*
Jules Zimmerman . . . . . . . . . . . .                   --        16,667           16,667*
All 15 executive officers and directors
    as a group. . . . . . . . . . . . .           11,831,160       757,594       12,588,754              8.6

---------------------------
* Less than 1%

(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.

(2) The directors and executive officers have the right to acquire shares of our common stock shown in this column within 60 days through the exercise of their stock options or warrants.

(3) Shares of our common stock that are not outstanding but the beneficial ownership of which can be acquired by a person upon exercise of their option or warrant within 60 days of April 22, 2002 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person and by the group of executive officers and directors. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4) Mr. Fredrick directly owns 3,500,000 shares, or 13.9% of total shares outstanding plus beneficially owns the sole voting power to 690,848 shares of Mannatech's common stock, which are owned by Mr. Charles E. Fioretti.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LOANS TO THE PARTNERS OF AGRITECH LABS, INC.

      On February 17, 1999, we signed new notes receivable agreements with each of the five individual partners of Agritech Labs, Inc., who owned 90% of Agritech Labs, Inc. The five individuals included Messrs. Charles E. Fioretti, William C. Fioretti, Samuel L. Caster, Gary Watson and Patrick D. Cobb. All of these individuals were shareholders of Mannatech and over the past several years held various management positions within Mannatech. The new notes bear interest at 6.0% per year, with the first payment due on February 17, 2000 and the remainder to be paid in annual installments through February 17, 2004. On June 4, 2001, we agreed to modify the terms of Charles E. Fioretti's note receivable as part of his separation and release agreement. Under the terms of his modified agreement, Mr. C. Fioretti's remaining principal balance of $127,121 will continue to accrue interest and will be due on the earlier of February 17, 2011 or thirteen days after the date in which Mr. C. Fioretti owns less than 100,000 shares of our common stock.

      As of February 17, 2002, Gary Watson had not paid two payments totaling $15,836 and William C. Fioretti had not paid his annual payment of $47,508. As of April 22, 2002 these payments were outstanding. As of March 31, 2002, the remaining principal and interest balance owed by each of the five individuals is as follows:

                                        PAST DUE     REMAINING       TOTAL
                                        BALANCE       BALANCE       BALANCE
                                        -------      ---------     ---------
Samuel L. Caster. . . . . . . . . . .   $    --       $ 87,651     $ 87,651
Patrick D. Cobb . . . . . . . . . . .        --         14,609       14,609
Charles E. Fioretti . . . . . . . . .        --        135,159      135,159
William C. Fioretti . . . . . . . . .    47,508         87,651      135,159
Gary Watson . . . . . . . . . . . . .    15,836         14,609       30,445
                                        -------       --------     --------
Total . . . . . . . . . . . . . . . .   $63,344       $339,679     $403,023
                                        =======       ========     ========

COMMISSIONS PAID TO WILLIAM C. FIORETTI

      Mr. William C. Fioretti still holds an associate position in our association global network-marketing system. In 2000 and 2001, we accrued commission expenses to William C. Fioretti, a former significant shareholder and former executive officer, of approximately $181,000 and $117,000, respectively, of which $16,000 remained unpaid at December 31, 2001. William C. Fioretti is the cousin of Charles E. Fioretti, our former Chief Executive Officer and Chairman of the Board.

CONSULTING AGREEMENT WITH SAMUEL L. CASTER

      On May 5, 2000, Samuel L. Caster resigned as our President. On June 1, 2000, we entered into a consulting agreement with Mr. Caster. Under the terms of this agreement, we agreed to pay Mr. Caster $50,000 each month plus an automobile lease, insurance and other expenses. During 2000 and 2001, Mr. Caster earned approximately $312,000 and $628,000, respectively, relating to this agreement, of which $50,000 remained unpaid at December 31, 2001. On March 5, 2002, Mr. Caster became an employee of Mannatech and our Board of Directors elected him as our Chairman of the Board through December 31, 2004.

CONSULTING AGREEMENT WITH J. STANLEY FREDRICK

      On October 1, 2001, we entered into a two-year consulting and lockup agreement with Mr. Fredrick. This agreement automatically renews annually unless 30-day written notice is given to all parties. Under the terms of this agreement, Mr. Fredrick will be responsible for recommending various policies and procedures and will perform various functions for our Board of Directors for which we will pay Mr. Fredrick $185,000 per year. In addition, under this agreement, Mr. Fredrick is prohibited from selling any of his shares of Mannatech's common stock. During 2001, we paid Mr. Fredrick $46,250 related to this consulting agreement.

RECEIVABLE AND LOCK-UP AGREEMENT WITH CHARLES E. FIORETTI

      On August 8, 2000, we loaned $500,000 to Mr. Charles E. Fioretti. The loan was collateralized by 174,570 shares of Mr. C. Fioretti's Mannatech stock and was repaid in six successive monthly installments of 26,455 shares of his common stock beginning on September 3, 2000 and continuing through February 3, 2001. During 2000, Mr. Fioretti tendered 105,820 shares of his stock to reduce the amount owed on the loan by $333,000. During 2001, Mr. C. Fioretti tendered 52,910 shares of his Mannatech stock to pay the remaining balance of his loan.

      On August 8, 2000, we entered into a lockup and repurchase agreement with Mr. Charles Fioretti. Under the terms of the agreement, we agreed to buy up to $1.0 million worth of his Mannatech stock. The commitment to repurchase our common stock reduced our shareholders' equity on our balance sheet. On a monthly basis beginning on March 3, 2001 and continuing through February 3, 2002, unless canceled, we agreed to buy $83,333.33 worth of his Mannatech stock, valued at 90% of the fair market value price on the close of that business day. On September 24, 2001, we amended this agreement with Mr. C. Fioretti to release him from his lockup and repurchase agreement so that Mr. C. Fioretti could sell 3,500,000 shares of his common stock to J. Stanley Fredrick and transfer all of his voting rights associated with his remaining shares to Mr. Fredrick. In addition, Mr. Fredrick has the right of first refusal to acquire Charles E. Fioretti's remaining 690,848 shares. During 2001, we purchased 589,971 shares from Mr. C. Fioretti valued at $583,333 relating to this lockup and repurchase agreement.

SEPARATION AGREEMENTS WITH FORMER EXECUTIVES

      During 2000 and 2001, Mannatech recorded severance charges of $1.2 million and $3.4 million, respectively. The severance charges primarily related to compensation, insurance and automobile lease expenses to be paid to former executive officers: Charles E. Fioretti, Anthony E. Canale, Deanne Varner and Patrick D. Cobb. The terms of each of their separation agreements and the estimated payments are as follows:

      o On December 29, 2000, we entered into a separation agreement with Mr. Anthony Canale, who resigned as our Chief Operating Officer of International Operations as of February 28, 2001. We agreed to pay Mr. Canale $400,000 on March 1, 2001, $250,000 on February 28, 2002
            and $250,000 on February 28, 2003 and to continue to pay the remaining lease payments for his car upon which we would transfer the ownership of the car to him. In addition, we granted Mr. Canale a total of 213,333 fully vested warrants on March 1, 2001 at an exercise price ranging from $1.75 to $4.00 per share and exercisable for seven years. As of April 22, 2002, none of these warrants had been exercised. At December 31, 2000 and 2001, $950,000 and $500,000, respectively, was included in accrued expenses, which related to the remaining payments due to Mr. Canale under the terms of his separation agreement. On March 1, 2001, Mr. Canale began receiving $2,500 for each Board of Director's meeting he attended and was reimbursed for any expenses related to these meetings. On June 4, 2001, Mr. Canale resigned as a director from our Board of Directors.

      o In the second quarter of 2001, we entered into a separation agreement with each of Ms. Deanne Varner and Mr. Patrick D. Cobb. Under the terms of their agreements, the former executive officers are bound by certain non-compete and confidentiality clauses under which we agreed to pay Ms. Varner and Mr. Cobb a total of $978,301 and $961,216, respectively. The payments consist of various charges including compensation related to the cancellation of their employment agreements, accrued vacation, health insurance and automobile leases. The payments to Ms. Varner are payable through May 2003. The payments to Mr. Cobb are payable through June 2004. We also granted Ms. Varner a total of 163,333 stock options and Mr. Patrick Cobb a total of 60,000 stock options, all at exercise prices ranging from $1.75 to $4.00 per share. The stock options vest on the date they were granted and are exercisable for ten years. As of April 22, 2002, none of these options had been exercised.

      o On June 4, 2001, we entered into a separation agreement and full and final release agreement with Charles E. Fioretti who resigned as an employee and as our Chairman of the Board. Under the terms of the separation agreement, we agreed to purchase 50,000 shares of our stock from Mr. C. Fioretti's valued at $1.45 per share and to pay Mr. C. Fioretti a total of $1.2 million in two equal payments of $600,000 each due on June 11, 2001 and June 11, 2002. At December 31, 2001, the final payment of $600,000 remains payable to Mr. Fioretti.

CANCELLATION OF INCENTIVE AGREEMENT AND CERTAIN TRANSACTIONS WITH MARLIN RAY ROBBINS

      In April 1994, we entered into an incentive compensation agreement with Ray Robbins, an associate, shareholder, board member and company co-founder. The incentive agreement required us to pay Ray Robbins a flat royalty fee based on the number of new associates enrolled. In June 1999, this incentive agreement was cancelled by us and we agreed to pay Ray Robbins $750,000 and agreed to grandfather two of his associate positions to the highest associate achievement level offered by Mannatech. Of the agreed amount, $500,000 was paid upon signing this cancellation agreement. The remaining $250,000 was payable in monthly installments of $10,000 over two years. In 2000, Ray Robbins disputed certain terms of the cancelled incentive agreement and as a result, we agreed to pay Ray Robbins an additional $200,000. On February 1, 2002, we entered into a final release agreement with Ray Robbins to pay him approximately $61,000, which related to commissions earned from the two associate positions we had grandfathered. During 1999, 2000 and 2001, we paid Ray Robbins approximately $618,000, $320,000 and $70,000, respectively, related to the cancellation of the initial incentive agreement.

      Ray Robbins holds multiple positions in our associate global downline network-marketing system. Commissions are generally paid to our associates for product sales and downline growth. During 2000 and 2001, Mannatech paid commissions to Ray Robbins totalling $1.7 million, respectively. In addition, we paid associate commissions totalling $160,000 in 2000 and $116,000 in 2001 to Kevin Robbins and his wife Dawn Robbins, who are associates and the son and daughter-in-law of Ray Robbins. All commissions paid to Ray Robbins and his immediate family members were paid in accordance with our associates' global incentive plan.

      Ray Robbins also provides various consulting services to us and travels extensively speaking at various functions to promote our business. We reimburse Mr. Robbins for his expenses related to his consulting and traveling.

      On September 28, 2001, we sold Ray Robbins 815,009 shares of our treasury stock at $1.00 per share, which was the approximate fair market value of our common stock on the date of sale. Mr. Ray Robbins is prohibited from selling this stock before September 28, 2002.

COMMISSIONS AND ROYALTIES PAID TO DR. BILL H. MCANALLEY PH.D.

      On September 1, 1999, Mannatech entered into a royalty agreement with Dr. McAnalley. Under the terms of the agreement, Dr. McAnalley is paid a royalty based on GlycoLEAN(R) product sales. During 1999, 2000 and 2001, Dr. McAnalley was paid royalties totalling $9,013, $9,406 and $4,613, respectively.

      Dr. McAnalley's wife holds an associate position in our associate global downline network-marketing system and was paid commissions totalling $6,242 in 2000 and $59,548 in 2001. Dr. McAnalley's three children also hold associate positions in our associate global downline network-marketing system and were paid commissions totalling $13,753 in 2000 and $102,690 in 2001. All commissions paid to Dr. McAnalley's family were paid in accordance with our associates' global incentive plan.

              PROPOSAL 2--RATIFICATION OF THE RE-APPOINTMENT OF OUR
                            INDEPENDENT ACCOUNTANTS

      Although shareholder ratification of the selection of our independent public accountants is not required by our Articles on Incorporation or Bylaws, as amended, or other applicable legal requirements, our Board of Directors, as a matter of good corporate governance, has decided to seek shareholder ratification of our re-appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2002.

      Our Board of Directors makes the appointment of our independent accountants annually. The decision is based on the recommendation from our Audit Committee, which reviews both the scope of the audit and estimated audit fees. PricewaterhouseCoopers LLP has served as our independent accountants and audited our consolidated financial statements and has provided us with certain tax and consulting services since the year ending December 31, 1997. A representative from PricewaterhouseCoopers LLP is expected to attend our annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to any appropriate questions from our shareholders.

FEES PAID TO OUR INDEPENDENT ACCOUNTANTS

      For the year ended December 31, 2001, we paid total fees to PricewaterhouseCoopers LLP as follows:

              Audit Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $147,000
              Financial Information Systems Design and Implementation Fees. . . . . . . .        --
              All Other Fees(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   189,000
                                                                                           ---------
              Total Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $336,000
                                                                                           =========

      These fees represent services in connection with corporate tax consulting of $71,000, certain consulting related to our international operations of $98,000 and other consulting services of $20,000.

      The members of our Audit Committee believe that the payment of the "other fees" set forth above would not prohibit PricewaterhouseCoopers LLP from maintaining its independence.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002.

                                  OTHER MATTERS

      Our Board of Directors does not know of any other matters that are to be presented for action at our annual shareholders' meeting. However, if any other matters properly come before our annual shareholders' meeting or any adjournments thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                        ADDITIONAL INFORMATION AVAILABLE

      ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF OUR 2001 ANNUAL SHAREHOLDERS' REPORT, WHICH INCLUDES CERTAIN INFORMATION WHICH WAS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K. OUR ANNUAL SHAREHOLDERS' REPORT AND OUR ANNUAL REPORT ON FORM 10-K DO NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES. UPON WRITTEN REQUEST BY ANY SHAREHOLDER, MANNATECH WILL FURNISH A COPY OF ITS FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           FORWARD-LOOKING STATEMENTS

      This proxy statement may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. Opinions, forecasts, projections, guidance or other statements other than statements of historical fact are considered forward-looking statements. These statements are based upon assumptions that are subject to change and other risks. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our business are set forth in our filings with the Securities and Exchange Commission. Estimates of future financial or operating performance, provided by us, are based on existing marketing conditions and information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon many factors, including the success of our international operations, our ability to attract and retain associates, changes in laws and governmental regulations and changes in market conditions. All subsequent written and oral forward-looking statements attributable to Mannatech or to individuals acting on Mannatech's behalf are expressly qualified in their entirety by this paragraph.

                                           By order of our Board of Directors



                                           /s/ Samuel L. Caster
                                           ----------------------
                                           Samuel L. Caster
                                           CHAIRMAN OF THE BOARD

Dated: April 26, 2002

                                   APPENDIX A
                                MANNATECH, INC.
                           FREQUENTLY ASKED QUESTIONS

      Mannatech's Board of Directors urges each shareholder to read all of the information included in the proxy materials provided to you. As a courtesy, our Board of Directors is providing each shareholder with a list of frequently asked questions in hopes of eliminating some of the more commonly asked questions and helping to make sure its shareholders are informed of the various policies and procedures that must be followed for its annual shareholders' meeting.

1. WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

      The information in the proxy statement contains information about the proposals, background information about Board nominees and compensation of Mannatech's Board members and officers. In addition, the materials include our 2001 annual shareholders' report and a proxy-voting card, which gives you instructions on how to cast your vote.

2. WHAT IS THE DIFFERENCE BETWEEN A PROXY-VOTING CARD AND A BALLOT?

      A proxy-voting card is what is mailed to you. It gives you specific instructions on how to cast your vote by mail, telephone or the Internet. The instructions on the proxy-voting card are different depending on whether you own your shares directly or you own your shares through a broker. Make sure you read and follow all of the enclosed instructions carefully to ensure your vote is counted. Ballots are only handed out at our annual shareholders' meeting to shareholders of record on the close of business on April 9, 2002 who own their shares directly or beneficial shareholders of record who have the proper paperwork from their broker allowing them to cast their vote at the meeting.

3. WHAT SHARES OWNED BY ME CAN BE VOTED EITHER BY PROXY OR AT THE MEETING?

      All shares owned by you directly or as a beneficial owner as of the record date may be voted by you prior to the meeting using your proxy-voting card.

      At the meeting, direct shareholders of record will be verified and given a ballot card. At the meeting, beneficial owners of record will be verified by the beneficial shareholder having a power of attorney form from their broker allowing them to vote at the meeting. If you do not have this information from your broker, our transfer agent may not be able to count your vote as your broker may have already cast a vote on your behalf. We strongly recommend you read the back of your proxy-voting card prior to the meeting to understand how you can attend our shareholders' meeting and cast your vote at the meeting. Your broker can usually mail or fax you the necessary paperwork prior to the meeting.

4. WHAT IS THE DIFFERENCE BETWEEN DIRECT OWNERSHIP AND BENEFICIAL OWNERSHIP?

      DIRECT OWNERSHIP means the stock certificates are in your possession and you receive all of our mailings from either our transfer agent, EquiServe Trust Company N.A., or our solicitor, Georgeson Shareholder.

      BENEFICIAL OWNERSHIP means your stock certificates were sent to your broker or you purchased shares through your broker and you receive all of our mailings from either your broker or through their solicitor, which is usually ADP Proxy Services. As a beneficial owner, you own these shares, but our transfer agent does not have the names of individual shareholders from the brokers. The only information our transfer agent has about shareholders owning stock through their broker is the aggregated total number of shares each broker holds on behalf of its clients.

5. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY-VOTING CARD?

      If you receive more than one proxy-voting card it means your shares are registered with different names or you have more than one account in which you hold shares of Mannatech stock. Each proxy-voting card may have different instructions, phone numbers or email addresses so make sure you read all instructions on the back of each proxy-voting card.

6. HOW IS VOTING DIFFERENT FOR DIRECT HOLDERS VERSUS BENEFICIAL OWNERS?

      Our transfer agent has the names of the shareholders who hold the shares directly, but does not have any detailed information such as shareholder names of the individuals who own shares held through their brokers. Only the individual brokers have the detailed information about their beneficial owners or individuals who own our stock through their brokerage group. Each brokerage group is responsible for all mail outs to our shareholders who own stock through their brokerage firm. Each brokerage group also has its own set of instructions on how to cast a vote using their proxy-voting card.

7. CAN I CHANGE MY VOTE?

      Both direct shareholders and beneficial shareholders can revoke their proxy-vote. Attendance at the annual shareholders' meeting will not in itself constitute a revocation of your proxy-vote. Generally you may revoke your proxy-vote by submitting a new proxy-vote with a later date or by voting in person at the annual shareholders' meeting. You should contact the customer service department in your information packet to obtain specific instructions on how to revoke your proxy-vote. Specific instructions on how to revoke your proxy-vote may be different depending on whether you are a direct shareholder or a beneficial shareholder.

      Each set of instructions should include your account number, solicitors phone number and their email address. Our transfer agent or our solicitor will only count the verified proxy-vote received with the latest date as the vote by each shareholder and brokerage firm. Each share of Mannatech's stock represents one vote. You should contact the customer service phone number provided to you in your shareholder information packet if you are unsure or have any questions. Phone numbers may be different depending on whether you are a direct shareholder versus a beneficial shareholder. The phone numbers may also be different if you hold shares at different brokerage firms.

8. HOW CAN I ATTEND THE 2002 ANNUAL SHAREHOLDERS' MEETING?

      The meeting will be held on June 4, 2002 at 9:00 a.m., at the Grapevine Convention Center in Grapevine, Texas. Shareholders will be admitted upon check-in and verification of stock ownership. No cameras or recording equipment will be permitted in the meeting room.

9. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

      Mannatech will announce preliminary voting results of its annual shareholders' meeting in a press release and publish final voting results in its quarterly report on Form 10-Q for the second quarter of 2002, which is expected to be filed with the SEC on or before August 15, 2002.

10. CAN I HAVE SOMEONE ELSE CAST MY VOTE FOR ME AT THE SHAREHOLDERS' MEETING?

      In order to have someone cast your vote you must provide the person with whom you would like to cast your vote with a power of attorney form. This person is called a shareholder designee ("designee"). A valid power of attorney form must be notarized and contain the following: o the date; o the full name of the designee; o the number of shares held by you to be voted by the designee; o the nature and extent of the authority granted to the designee; o an expiration date that terminates the designee's rights to cast your vote on your behalf; and o your signature.

      The original power of attorney form must be attached to the ballot that is turned in by the designee. If the original shareholder is a beneficial owner, the original shareholder must also provide the proper documentation from their broker to the designee, which would allow the original shareholder to vote and attend the meeting. The designee should then attach all of the form(s) to the ballot to be turned in at the shareholders' meeting.

      The designee must complete a separate ballot and attach the original power of attorney form and/or the proper documentation from the broker (only if the shares are held through a broker) and must sign each ballot as the designee for each shareholder.

11. HOW CAN I VOTE AGAINST SOME OR ALL OF THE NOMINEES FOR MANNATECH'S BOARD OF DIRECTORS?

      To vote against some but not all of the nominees a shareholder should checkmark the "FOR ALL EXCEPT" box on their proxy-voting card or ballot and write-in the nominee(s) name you wish to vote against in the space provided.

      If you want to withhold your vote for all of the nominees you can checkmark the "WITHHOLD ALL" box on your proxy-voting card or ballot.

12. HOW CAN I WRITE-IN A NOMINEE FOR MANNATECH'S BOARD OF DIRECTORS?

      A shareholder cannot write-in nominees on their proxy-voting card when they vote by mail, telephone or the Internet. A shareholder can write-in the names of additional nominees they wish to vote for on the ballot at the meeting.

      To write-in a nominee on the ballot the shareholder needs to checkmark either the "WITHHOLD ALL" box or "FOR ALL EXCEPT" box. The "WITHHOLD ALL" box casts your vote against all of the nominees, whereas a vote "FOR ALL EXCEPT" casts your vote for all of the nominees except for the nominees you list in the blank provided. Any of the nominees not listed in the blank provided will be automatically voted as "FOR." You can only write-in as many nominees as you voted against. For example, if there were a total of three nominees listed on the ballot and you withheld your vote for two of the three nominees then you can write-in up to two additional nominees.

13. HOW CAN I NOMINATE A PERSON TO BE LISTED ON THE BALLOT AS A NOMINEE?

      A shareholder needs to submit in writing any nominee(s) for the Board of Directors to Mannatech's CFO by December 31, 2002 so the Board of Directors can consider them for nomination at the 2003 annual shareholders' meeting. The CFO will then forward all of the nominees to the Nominating Committee of the Board of Directors. The Nominating Committee, which consists of various board members, reviews all of the nominees and recommends a list of nominees to our Board of Directors. Our Board of Directors then votes on the nominees. The nominees approved by our Board of Directors are the only nominees that will be listed on the ballot, proxy-voting card and in Mannatech's proxy statement on Schedule 14A, which is expected to be filed with the SEC on or before April 30, 2003.

14. HOW ARE THE VOTES COUNTED?

      Representatives from our transfer agent, EquiServe Trust Company N.A., will be responsible for tabulating all of the votes for our annual shareholders' meeting. The presence, in person or by proxy-vote, of the holders of at least a majority of shares of Mannatech's common stock outstanding as of the record date is necessary to have a quorum for our annual shareholders' meeting. Abstentions and broker "non-votes" will be counted as present for purposes of determining a quorum. A broker "non-vote" occurs when the beneficial owner does not give their broker or broker's solicitor discretionary voting powers.

      In tabulating the votes, if a proxy-vote or ballot is signed by the shareholder but submitted without providing specific voting instructions the shareholder's vote will be counted as a vote "FOR" each of the proposals.

      For the election of directors, broker "non-votes" will not be counted in tabulating the number of votes for each nominee. The nominees receiving the highest number of "FOR" votes from the shares present in person or represented by proxy-votes entitled to vote will be elected as directors.

      For the ratification of the re-appointment of independent accountants, "abstentions" will be counted as a vote "against" this proposal. The ratification of re-appointment of independent accountants requires a "FOR" vote from a majority of shares present or represented by proxy-votes entitled to vote at our annual shareholders' meeting.

15. WHAT SHOULD I DO IF I NEVER RECEIVED MY PROXY MATERIALS OR IF I HAVE LOST MY PROXY MATERIALS?

      If you own your shares directly and you never received your proxy-voting card or voting materials or if you have lost or destroyed your proxy-voting card and/or proxy materials you can call our solicitor's toll-free customer service telephone number at (866) 219-9918. Our solicitor will verify that you are a direct shareholder holding shares on the close of business on April 9, 2002. Once verified, the solicitor will mail or fax you the information packet and provide you with instructions on how you can cast your vote by mail, telephone or the Internet.

      If you are a beneficial shareholder, meaning you own your shares through a broker, you should contact your broker's customer service department. Your broker will verify that you are a shareholder on the close of business on April 9, 2002 and give you specific instructions on how to obtain a new proxy-voting card, information packet and how to cast your vote.